Exhibit 10.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

March 16, 2026

Via Electronic Mail

GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Attention: Rehan Huda

Email: [***]

Re:	Bridge Financing described in the Business Combination Agreement by and between IB Acquisition Corp. (“IBAC”) and GNQ Insilico Inc. (“GNQ”) dated as of March 16, 2026 (the “BCA”). Capitalized terms not defined in this letter shall have the meanings set forth in the BCA.

Dear Mr. Huda,

This letter agreement (this “Agreement”) confirms the binding commitments of IBAC to GNQ in connection with the Bridge Financing. IBAC and GNQ are referred to herein individually as a “Party” and collectively as the “Parties.” IBAC is pleased to confirm that subject to the satisfaction of the conditions set forth below, IBAC and/or one or more third-party investors, lenders, or financing sources introduced to GNQ by IBAC (directly or through its representatives) (“Introduced Investors” and collectively with IBAC, the “Investors” and each, an “Investor”) will loan to GNQ up to $2.0 million in one or more tranches as set forth below.

Loan Amount:	Up to $2.0 million

Security:

Upon the funding of any tranche, GNQ will issue each funding Investor a convertible promissory note with the face amount equal to the amount funded by such investor (the “Funded Amount”) in the tranche (each, a “Note”).  The Notes will be in the form appended to the BCA at Exhibit N.

Priority:	The Notes will be senior in priority to all other indebtedness of GNQ, except for any amounts financed by PIPE Investors, which shall have priority over the Notes.

Interest:	Interest shall accrue on the outstanding principal balance at a rate of 10% per annum, calculated on the basis of a 360-day year and the actual number of days elapsed.

Conversion:

At any time and from time to time until the Maturity Date, the holders may elect to convert the principal amount outstanding under the Notes, together with any accrued and unpaid interest owing thereon up to, but excluding, the date of conversion (the “Conversion Amount”), into that number of Company Common Shares as is equal to the quotient of (a) the Conversion Amount as of the date immediately prior to conversion, divided by (b) a price per Company Common Share equal to 80% of the deemed price per Company Common Share as adjusted pursuant to the Company Exchange Ratio (the “Conversion Price”).

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Maturity:	Six months from the date of issuance.

Prepayment:

The principal amount of the Notes may be prepaid in whole, or in amounts of $100,000 and integral multiples thereof, at the election of GNQ upon the completion of a qualified financing by GNQ (defined as an equity financing of at least $5.0 million in gross proceeds). GNQ shall provide the holders with at least ten (10) days’ prior written notice of any prepayment (a “Prepayment Notice”), during which time the holders may elect to exercise their conversion rights under the Notes with respect to the principal amount to be prepaid. Any prepayment shall include (i) the outstanding principal amount being prepaid, (ii) all accrued and unpaid interest through the prepayment date, and (iii) a make-whole amount equal to all interest that would have accrued on the principal amount being prepaid from the prepayment date through the maturity date.

Warrant Coverage:

Each Note shall be accompanied by a common share purchase warrant to purchase Company Common Shares, with the number of Company Common Shares determined by dividing (a) 100% of the Funded Amount by (b) an assumed value for a Company Common Share to be agreed upon by the Parties based on a discount to the $10.00 reference value of a share of SPAC Class A Common Stock in the BCA (each, a “Warrant”). The Warrants shall be exercisable for a period of five (5) years from the date of issuance, provided that, in the event that the Arrangement is effected in advance of such expiry date, immediately prior to the effective time of the Arrangement, the holders may elect to exercise the Warrants into Company Common Shares on a cashless basis immediately prior to the Arrangement Effective Time.

The exercise price under the Warrants will be equal to the Conversion Price.

The Warrants will be in the form attached hereto as Schedule “B” and will feature customary cash and cashless exercise provisions and anti-dilution protections.

Initial Tranche:

Concurrently with the execution and delivery of the BCA, GNQ has provided IBAC with a copy of the fully executed definitive agreement with RegenaLife™ (or one of its affiliates) (the “RegenaLife Agreement”), and the Investors are funding $250,000 in immediately available funds to GNQ in accordance with the wire instructions attached as Schedule “A” hereto.

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Second Tranche:

Following GNQ’s entry into a definitive Joint Initiative Agreement with International Business Machines Corporation (or one of its affiliates) (the “IBM Agreement”) and following GNQ’s delivery to IBAC of a copy of the fully executed IBM Agreement, Investors will fund $500,000 in immediately available funds to GNQ in accordance with the wire instructions attached as Schedule “A”.

Subsequent Tranches:	The Investors at their discretion may fund additional tranches from time to time prior to the Closing Date.

Placement Agency Agreement:

On all investments funded from Introduced Investors other than the Initial Tranche, GNQ will pay a placement agent fee detailed in a separate Placement Agent Agreement between GNQ and I-Bankers Securities.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including PDF or commercially recognized e-signature platforms) shall be deemed effective for all purposes.

This Agreement and all claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts-of-law principles that would result in the application of the laws of another jurisdiction.

Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York, for any action or proceeding arising out of or relating to this Agreement, and waives any objection based on forum non conveniens or improper venue.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions and understandings, whether oral or written, relating to such subject matter. This Agreement may be amended or modified only by a written instrument executed by both Parties.

[Remainder of Page Intentionally Blank.]

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Please acknowledge your acceptance of the foregoing by countersigning this letter agreement below.

Sincerely,

IB ACQUISITION CORP., a Nevada corporation

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED,

GNQ INSILICO INC.,
a corporation formed under the federal laws of Canada

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer

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SCHEDULE “A”

WIRE INSTRUCTIONS

[***]

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SCHEDULE “B”

FORM OF WARRANT CERTIFICATE

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